Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-122448 on Form S-3 of our report dated March 11, 2005, except for Notes 1, 9, 19, and 20 as to which the date is August 30, 2005, relating to the financial statements and financial statement schedules of Weingarten Realty Investors appearing in the Current Report on Form 8-K of Weingarten Realty Investors filed on August 30, 2005, and of our report dated March 11, 2005 relating to management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Weingarten Realty Investors for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas
August 31, 2005